EXHIBIT 10.2

COMPREHENSIVE EQUITY COMPENSATION PLAN
FOR DIRECTORS AND EMPLOYEES

INCENTIVE STOCK OPTION AWARD AGREEMENT FOR AN EMPLOYEE

LSB BANCSHARES, INC.

Participant:

Number of shares subject to this Incentive Stock Option:

Date of this Award:

Purchase price per Share:                                       (must be at least equal to the closing selling price per Share on the date of this Award, as quoted on the Nasdaq National Market)

Expiration date of this Option:

     THIS AWARD AGREEMENT is between LSB Bancshares, Inc., a North Carolina corporation (the “Company”), and the above-named Participant (“Participant”), and is made pursuant and subject to the provisions of the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees (the “Plan”), a copy of which has been furnished to Participant. All capitalized terms used but not defined herein have the same meaning given them in the Plan.

1.	Grant of Option. Subject to the provisions of the Plan and this Award Agreement, the Company’s Stock Option and Compensation Committee (the “Committee”) hereby grants to the Participant the right and Option to purchase from the Company all or any part of the number of Shares specified above (the “Award Shares”) at the Exercise Price per Share specified above (the “Exercise Price”). This Option is intended to be an Incentive Stock Option to the extent that the terms of the Option, including its exercisability, satisfy the requirements of Sections 421 and 422 of the Code. This Option is being awarded to the Participant in connection with his or her service as an employee of the Company or an Affiliate. This Option is exercisable as hereinafter provided. Except as explicitly modified hereby, this Option is subject to all of the terms and conditions of the Plan.

2.	Terms and Conditions. This Option is subject to the following terms and conditions:

a.	Expiration Date. This Option shall expire on the expiration date specified above (the “Expiration Date”). This Option may not in any event be exercised on or after the tenth anniversary of the date of this Award specified above (the “Date of Grant”).

b.	Exercise of Option. This Option shall be exercisable with respect to one-fifth of the Award Shares on the first anniversary of the Date of Grant, and with respect to an additional one-fifth of the Award Shares on each of the four anniversaries thereafter. To the extent this Option has become exercisable in accordance with the preceding sentence:

i.	The Option shall continue to be exercisable until the earlier of:

1)	The termination of Participant’s rights hereunder pursuant to paragraph 3, or

2)	The Expiration Date; and

ii.	The Participant may exercise the Option at any time and from time to time with respect to all or any portion of the Award Shares, and a partial exercise of this Option shall not affect the Participant’s right to exercise this Option with respect to the remaining Award Shares subject to the conditions of the Plan and this Award Agreement.

c.	Method of Exercising Option. In order to exercise this Option in whole or in part, the Participant shall deliver to the attention of the Company’s Secretary at the address specified in paragraph 5:

i.	Notice of exercise in such form as shall be acceptable to the Secretary. The notice must specify the number of Shares with respect to which the Option is being exercised; and

ii.	Payment in full of the Exercise Price for such Shares in the form or forms permitted under paragraph (d) below and in an amount equal to the number of such Shares times the Exercise Price.

The date the Company receives the full Exercise Price for such Shares shall be deemed to be the “Exercise Date” for purposes of this Award Agreement. If the person exercising the Option is not the Participant, in addition to the above items the Company may require appropriate documentation evidencing such person’s right to exercise this Option.

d.	Payment for Shares. Upon the exercise of this Option, the Participant shall pay the Company the Exercise Price for the Shares being purchased in one or more of the following forms:

i.	In cash or check payable to the Company’s order;

ii.	By the surrender of Shares with an aggregate Fair Market Value on the Exercise Date which, together with any cash or cash equivalent paid, is equal to the Exercise Price for the Shares being purchased;

iii.	By directing the Company to reduce the number of Shares issued upon such exercise of the Option to the extent necessary to cover the Exercise Price for the Shares being purchased, based on the Shares’ Fair Market Value on the Exercise Date; or

iv.	Through a special sale and remittance procedure pursuant to which Participant shall provide irrevocable written instructions:

1)	To a Participant-designated securities brokerage firm to effect the immediate sale of the Shares purchased under the Option and remit to the Company the Exercise Price for such Shares (plus all applicable Federal, state and local income taxes required to be withheld by the Company by reason of such exercise to the extent the Participant has not made other arrangements with the Company for such taxes); and

2)	To the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale.

For purposes of clauses (ii) and (iii) of this paragraph, Fair Market Value shall mean the closing selling price per Share reported on the Nasdaq National Market on the trading day immediately preceding the Exercise Date.

e.	Special Incentive Stock Option Provisions. The following terms and conditions shall also apply to the Option:

i.	No portion of this Option shall qualify for favorable tax treatment as an Incentive Stock Option to the extent the aggregate Fair Market Value (determined at the Date of Grant) of the Shares for which this Option first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Shares or other securities for which this Option or any other Incentive Stock Options granted to Participant prior to the Date of Grant (whether under the Plan or any other option plan of the Company or an Affiliate) first become exercisable during the same calendar year, exceed one Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this Option shall nevertheless become exercisable for the excess Shares in such calendar year as a Non-Qualified Stock Option.

ii.	Should the exercisability of this Option be accelerated upon a Change in Control or otherwise, then this Option shall qualify for favorable tax treatment as an Incentive Stock Option only to the extent the aggregate Fair Market Value (determined at the Date of Grant) of the Shares for which this option first becomes exercisable in the calendar year in which the Change in Control or other acceleration event occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Shares or other securities for which this Option or one or more other Incentive Stock Options granted to Participant prior to the Date of Grant (whether under the Plan or any other plan of the Company or an Affiliate) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Change in Control or other acceleration event, the Option may nevertheless be exercised for the excess Shares in such calendar year as a Non-Qualified Stock Option.

iii.	Should the Participant hold, in addition to this Option, one or more other options to purchase Shares which become exercisable for the first time in the same calendar year as this Option, then the foregoing limitations on the exercisability of options as Incentive Stock Options shall be applied on the basis of the order in which such options are granted.

f.	Nontransferability. This Option may not be transferred except by will or by the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

3.	Exercise Following Death or Termination of Employment. Except as provided in this paragraph 3, the provisions of Section 6(f) of the Plan shall apply to this Award Agreement.

a.	Exercise After Termination of Employment. If the Participant ceases to be employed by the Company and its Affiliates prior to the Expiration Date and the termination of his or her Service is not on account of death or Permanent and Total Disability (as defined below), this Option shall lapse and cease to be exercisable on the earliest of:

i.	The end of the three (3) month period following the Participant’s termination of Service;

ii.	The Expiration Date; or

iii.	The date specified in Section 6(f) of the Plan.

b.	Exercise in the Event of Death. If the Participant’s termination of Service is on account of his or her death or the Participant’s death occurs within the one-year period specified in paragraph (c) below, this Option shall lapse and cease to be exercisable on the earlier of:

i.	The end of the one (1) year period following the Participant’s death; or

ii.	The Expiration Date.

c.	Exercise in the Event of Permanent and Total Disability. If the Participant’s termination of Service is on account of permanent and total disability within the meaning of Section 22(e)(3) of the Code (“Permanent and Total Disability”), this Option shall lapse and cease to be exercisable on the earlier of:

i.	The end of the one (1) year period following the Participant’s termination of Service; or

ii.	The Expiration Date.

4.	Withholding. To the extent federal, state and/or local income and employment tax withholding requirements should apply upon the exercise of this Option, Participant hereby agrees to make appropriate arrangements with the Company for the satisfaction of such withholding requirements.

5.	Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery service, or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	LSB Bancshares, Inc.
One LSB Plaza
Lexington, North Carolina 27293-0867
Attention: Secretary

If to Participant:	Participant’s address of record with the Company.
(Participant agrees to notify the Company of any change of address)

Notwithstanding the foregoing, the Company in its discretion may allow the Participant to provide any notice or other communication pursuant to this Agreement in another form, including but not limited to oral or electronic form.

6.	Affiliate Defined. For purposes of this Agreement, the term “Affiliate” shall mean the Company or a parent or subsidiary corporation of the Company. The term “Affiliate” shall also mean a corporation or a parent or subsidiary corporation of such corporation assuming this Option in a transaction to which Section 424(a) of the Code applies.

7.	Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fractional share shall be disregarded.

8.	No Right to Continued Employment; No Shareholder Rights. This Option does not confer upon Participant any right to continue in the employ of the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate such employment at any time. The holder of this Option shall not have any shareholder rights with respect to any of the Award Shares until such person shall have properly exercised this Option, paid the Exercise Price for such Award Shares and become a holder of record of such Award Shares, and then only with respect to such Award Shares so purchased by such holder.

9.	No Entitlement or Claims for Compensation. The grant of Awards under the Plan is made at the discretion of the Committee, and the Plan may be suspended or terminated by the Company at any time. The grant of an Award in one year or at one time does not in any way entitle Participant to an Award grant in the future. The Plan is wholly discretionary in nature and is not to be considered part of the Participant’s normal or expected compensation subject to severance, resignation, redundancy or similar compensation. The value of the Award is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract (if any). Participant shall have no rights to compensation or damages as a result of Participant’s cessation of Service for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from Participant’s ceasing to have rights under or be entitled to exercise this Option as a result of such cessation or from the loss or diminution in value of such rights. If Participant did acquire any such rights, Participant is deemed to have waived them irrevocably by accepting the Option.

10.	Change in Capital Structure. The terms of this Option are subject to adjustment by the Committee as provided in the Plan, including but not limited to Section 5(e) thereof.

11.	Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.

12.	Compliance with Laws. The exercise of this Option and the issuance of Shares upon such exercise shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Nasdaq National Market (or any stock exchange on which the Shares may be listed and trading at the time of such exercise and issuance). The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

13.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Award Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.	Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15.	Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

LSB BANCSHARES, INC.

By:
Robert F. Lowe, President

Date:

PARTICIPANT